UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 4, 2010

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month the Chief Executive Officer of the Bank issues a 'Report from the President' (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of April 2010 issued on May 4, 2010 appears below.

May 4, 2010

TO: All Stockholders
(Individually Addressed)

SUBJECT: Report for the Month

At the Bank

On April 29, 2010, the Federal Home Loan Bank of New York published unaudited financial highlights for the first quarter of 2010. As this report demonstrated, the Home Loan Bank of New York continues to perform well and serve our 330 member lending institutions located in New Jersey, New York, Puerto Rico, and the United States Virgin Islands. Average advance demand declined by $1.9 billion in March to $85.3 billion. This continues the post-crisis downward trend we have seen as member-lenders continue to experience growth in retail deposits and the Federal government fully implements its special liquidity programs. For the first quarter of 2010, the Home Loan Bank earned $53.6 million in net income, reflecting a return to more traditional income levels.

We expect net income and the dividend rate to be more reflective of a low interest rate business environment. Further, we have seen increased earnings volatility caused by evolving accounting standards. A vote on the first quarter 2010 dividend is expected to take place at the Board meeting scheduled for May 13, 2010, and the distribution of that dividend is expected to take place on May 14, 2010.

Washington Moves Ahead with Financial Reform

Washington continues to move full speed ahead with financial reform legislation, and it remains vital that our voice be heard in these discussions. I would like to thank our member lenders who have contacted Senators Lautenberg and Menendez from New Jersey and Senators Gillibrand and Schumer from New York on the provisions which might unnecessarily impede the Home Loan Bank System's ability to provide low-cost wholesale funds.

As previously noted, when the House of Representatives adopted the Wall Street Reform and Consumer Protection Act of 2009 on December 11, 2009, it took care to ensure that provisions were not included that could potentially undermine the foundation of the Federal Home Loan Bank System. The full Senate is moving ahead with its version of this legislation this month. We will continue to work with the Members of Congress to help ensure that what is working -- community lending supported by the Home Loan Banks -- is kept intact.

After the financial reform legislation is adopted, in one form or another, Washington will turn its focus to determining the role of the housing GSEs. In this regard, on April 22, 2010, the Departments of Treasury and Housing and Urban Development put out for comment seven questions that they are asking the public to comment on regarding housing finance reform. Comments are due by July 21, 2010. Fully answering these questions will be of key importance to our members and to the Home Loan Bank System. We will be communicating in more detail about these questions in the immediate future. And, as part of any discussion you might have with elected officials at each level of government, it is important to highlight what is working: responsible community lending supported by the stable Home Loan Banks.

Last month, at the FHLBank System Directors Conference in Washington, Acting Federal Housing Finance Agency Director Edward J. DeMarco delivered a very informative speech laying out the history of the Home Loan Bank System and his thoughts as to the System's immediate future direction. I have enclosed a copy of Mr. DeMarco's eight-page speech for your information. The Home Loan Bank of New York is in complete agreement with the major thrust of the speech: that we should "stick to our knitting" by providing collateralized advances to our members and maintaining a solid value proposition. We have focused on being "an advances bank" and that is why today about 80% of the New York Home Loan Bank's assets are advances. Just as we ask Washington to focus on what works in housing finance, so too must we focus on what works for the Home Loan Banks and the value we deliver to our members.

Sincerely,

Alfred A. DelliBovi
President

Enclosure

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Copy of speech made by Mr. Edward J. DeMarco, Acting Director, Federal Housing Finance Agency at the 2010 FHLBanks Direcotrs Conference in Washington, D.C. on April 28, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

May 4, 2010	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Copy of speech made by Mr. Edward J. DeMarco, Acting Director, Federal Housing Finance Agency at the 2010 FHLBanks Directors Conference in Washington, D.C. on April 28, 2010.